Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On July 13, 2025, Waters and BD entered into certain agreements to effect the transfer of the BDS Business to Waters. The transactions contemplated by the agreements provide for the separation of the BDS Business from BD, the distribution of SpinCo Common Stock to BD shareholders and the subsequent merger of Merger Sub with and into SpinCo, with SpinCo surviving as a wholly owned subsidiary of Waters. As a result of and immediately following these transactions, it is expected that the shares of SpinCo Common Stock will be converted into approximately 39.2% of the outstanding shares of Waters Common Stock on a fully diluted basis immediately following the Merger. However, in order to preserve the tax-free nature of the Distribution for U.S. federal income tax purposes, the Merger Agreement provides that the Exchange Ratio will be adjusted if necessary, in certain circumstances such that the number of shares of Waters Common Stock issued in the Merger to shareholders of SpinCo will be increased. In the event that the Exchange Ratio is adjusted upward, Waters will issue the Waters Special Dividend and, depending on the size of the adjustment of the Exchange Ratio, the SpinCo Cash Distribution could be decreased, in each case, to account for the value of the additional shares issued to BD’s shareholders (as required pursuant to the Merger Agreement).

The unaudited pro forma condensed combined financial information have been prepared in accordance with Article 11 of Regulation S-X in order to give effect to the Transactions and the incurrence of indebtedness under the SpinCo Financing and/or the Permanent SpinCo Financing, as applicable, and the Waters Bridge Facility and/or the Permanent Waters Financing, as applicable (all applicable financings related to the Transactions collectively, the “Transaction Financing”).

The unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial statements of Waters and the BDS Business referenced below:

•

Waters’ unaudited consolidated financial statements and the notes thereto for the nine months ended September 27, 2025, which are included in Waters’ Quarterly Report on Form 10-Q for the quarterly period ended September 27, 2025, filed on November 4, 2025, which is incorporated by reference into Waters’ Registration Statement on Form S-4 (Registration No. 333-292087), as amended, which was declared effective by the Securities and Exchange Commission on December 23, 2025 (the “Waters Registration Statement”);

•

Waters’ audited consolidated financial statements and the notes thereto for the year ended December 31, 2024, which are included in Waters’ Annual Report on Form 10-K for the year ended December 31, 2024, filed on February 25, 2025, which is incorporated by reference into the Waters Registration Statement; and

•

the BDS Business’s audited combined statements of income for the years ended September 30, 2025, 2024 and 2023, audited combined balance sheets as of September 30, 2025 and 2024, and the notes thereto, included elsewhere in the Waters Registration Statement.

For the purposes of the preparation of the unaudited pro forma condensed combined financial information, the BDS Business’s results for the nine months ended September 30, 2025 have been used to prepare the unaudited pro forma condensed combined statement of operations for the nine months ended September 27, 2025. The BDS Business’s results for the nine months ended September 30, 2025 have been derived by utilizing the BDS Business’s audited historical financial data for the fiscal year ended September 30, 2025 and subtracting the unaudited interim historical financial data for the three-month period ended December 31, 2024.

Autonomous entity adjustments are adjustments that would be necessary to reflect the operations and financial position of the BDS Business as an autonomous entity given that the BDS Business is not currently a stand-alone entity. There are currently no autonomous entity adjustments included in the unaudited pro forma condensed combined financial information as they are not reasonable and supportable as of the date of the Waters Registration Statement. No management adjustments or adjustments related to forward-looking information were included in the notes to the unaudited pro forma condensed combined financial information.

The unaudited pro forma adjustments represent Waters’ estimates based on information available as of the date of the Waters Registration Statement and are subject to change as additional information becomes available and analyses are performed. The Transactions have not been consummated as of the date of the preparation of the unaudited pro forma condensed combined financial information and their completion is subject to numerous conditions, including the occurrence of certain events contemplated by the Merger Agreement and the Separation Agreement. The pro forma purchase price allocation of the BDS Business assets to be acquired and liabilities to be assumed is based on preliminary estimates of the fair values of the assets acquired and liabilities assumed.

Upon the completion of the Transactions, final valuations will be performed. The completion of the valuation accounting for the Transactions and the allocation of the purchase price may be different than that of the amounts reflected in the pro forma purchase price allocation, and any differences could be material. Such differences could affect the purchase price and allocation of the purchase price, which may affect the value assigned to the tangible or intangible assets and amount of depreciation and amortization expense recorded in the condensed combined statements of operations. Under the Merger Agreement, BD may accelerate on a prorated basis the vesting of BD equity awards held by non-employee directors of BD who will become non-employee directors of Waters on or prior to the Closing Date. The unaudited pro forma adjustments do not give effect to accelerated BD vesting as acceleration is not probable as of the date of the preparation of the unaudited pro forma condensed combined financial information. Should this acceleration occur, it will not have a material impact on the purchase price or the post-Merger share-based compensation expense. Additionally, prior to or at the Closing, the SpinCo Financing may be replaced by the Permanent SpinCo Financing and the Waters Bridge Facility may be replaced by the Permanent Waters Financing. Since the terms of the Permanent SpinCo Financing and the Permanent Waters Financing are currently unavailable, the unaudited pro forma condensed combined financial information is prepared using the terms of the SpinCo Financing and the Waters Bridge Facility, as further discussed in Note 7—Transaction Adjustments. As a result, debt assumed, debt issuance costs, financing fees, and interest expense could significantly differ. See the section entitled “Risk Factors” for additional discussion of risk factors associated with the unaudited pro forma condensed combined financial information. Waters management believes that the assumptions included herein provide a reasonable basis for presenting the significant effects of the Transactions as contemplated, and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

Transaction accounting adjustments are intended to represent the necessary adjustments to account for the Transactions. The process of evaluating accounting policies for conformity is still in the preliminary stages. Following the consummation of the Transactions, Waters management will perform a detailed review of the BDS Business’s accounting policies and may identify additional differences, which could have a material impact on the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not necessarily indicative of the financial position or results that would have occurred had the events been consummated as of the dates indicated, nor is it indicative of any future results.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 27, 2025

(In thousands)

	Historical
	As of September 27, 2025	As of September 30, 2025	Separation and Pre-Merger Adjustments (Note 4 & Note 5)
	Waters	BDS Business after Reclassification (Note 3)		Note	Transaction Accounting Adjustments (Note 7)	Note	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$459,118	$73,729	$(5,067)	5(a)	$(87,413)	7(a)	$440,367
Accounts receivable, net	748,519	600,787	—		—		1,349,306
Inventories	572,941	742,594	—		227,706	7(b)	1,543,241
Other current assets	138,612	128,790	—		(5,506)	7(c)	261,896

Total current assets	1,919,190	1,545,900	(5,067)		134,787		3,594,810
Property, plant and equipment, net	636,964	824,473	—		350,227	7(d)	1,811,664
Intangible assets, net	570,773	178,574	—		9,549,426	7(e)	10,298,773
Goodwill	1,338,358	896,017	—		8,658,853	7(f)	10,893,228
Operating lease assets	76,426	348,706	—		(73,980)	7(g)	351,152
Other assets	320,853	237,030	—		—		557,883

Total assets	$4,862,564	$4,030,700	$(5,067)		$18,619,313		$27,507,510

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable	$460,000	$—	$—		$—		$460,000
Account payable	115,728	196,993	—		—		312,721
Short-term debt	—	336	3,495,567	5(a)	4,433	7(h)	3,500,336
Accrued employee compensation	80,331	153,785	220	4(a)	—		234,336
Deferred revenue and customer advances	301,342	144,648	—		—		445,990
Current operating lease liabilities	28,487	22,915	—		—		51,402
Accrued income taxes	56,370	1,188	—		(10,594)	7(i)	46,964
Accrued warranty	11,569	15,870	—		—		27,439
Other current liabilities	197,468	114,615	—		(25,863)	7(a)	286,220

Total current liabilities	1,251,295	650,350	3,495,787		(32,024)		5,365,408
Long-term liabilities:
Long-term debt	947,206	343	499,366	5(a)	634	7(h)	1,447,549
Long-term portion of retirement benefits	47,744	18,443	26,900	4(a)	—		93,087
Long-term income tax liabilities	30,880	97,611	(66,947)	4(a)(b)(c)	2,414,027	7(i)	2,475,571
Long-term operating lease liabilities	50,472	251,811	—		—		302,283
Other long-term liabilities	204,274	44,431	(17,000)	4(b)	—		231,705

Total long-term liabilities	1,280,576	412,639	442,319		2,414,661		4,550,195

Total liabilities	2,531,871	1,062,989	3,938,106		2,382,637		9,915,603
Stockholders’ equity:
Preferred stock	—	—	—		—		—
Common stock	1,631	—	—		387	7(j)	2,018
Additional paid-in capital	2,396,477	—	—		15,317,289	7(j)	17,713,766
Retained earnings	10,206,070	—	—		(56,462)	7(j)	10,149,608
Treasury stock, at cost	(10,162,316)	—	—		—		(10,162,316)
Accumulated other comprehensive loss	(111,169)	(92,294)	—		92,294	7(j)	(111,169)
Net parent investment	—	3,060,005	(3,943,173)	4(a)(b)(c) 5(a)	883,168	7(j)	—

Total stockholders’ equity	2,330,693	2,967,711	(3,943,173)		16,236,676		17,591,907

Total liabilities and stockholders’ equity	$4,862,564	$4,030,700	$(5,067)		$18,619,313		$27,507,510

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 27, 2025

(In thousands, except per share data)

	Historical
	Nine Months Ended September 27, 2025	Nine Months Ended September 30, 2025
	Waters	BDS Business After Reclassification (Note 3)	Pre-Merger Adjustments (Note 5)	Note	Transaction Accounting Adjustments (Note 7)	Note	Pro Forma Combined
Revenues:
Product sales	$1,373,894	$2,138,127	$—		$—		$3,512,021
Service sales	859,030	323,585	—		—		1,182,615

Total net sales	2,232,924	2,461,712	—		—		4,694,636
Costs and operating expenses:
Cost of product sales	579,686	1,074,465	—		2,820	7(m)(o)	1,656,971
Cost of service sales	346,272	211,922	—		—		558,194
Selling and administrative expenses	590,367	587,305	—		(17,467)	7(m)(o)	1,160,205
Research and development expenses	148,813	214,768	—		(3,402)	7(m)(o)	360,179
Purchased intangibles amortization	35,714	28,975	—		504,456	7(n)	569,145

Total costs and operating expenses	1,700,852	2,117,435	—		486,407		4,304,694

Operating income (loss)	532,072	344,277	—		(486,407)		389,942
Other income (expense), net	778	(16,501)	—		—		(15,723)
Interest expense	(55,261)	(58)	(166,358)	5(b)	—		(221,677)
Interest income	13,108	1,763	—		—		14,871

Income (loss) before income taxes	490,697	329,481	(166,358)		(486,407)		167,413
Provision (benefit) for income taxes	73,282	54,099	(39,926)	5(c)	(116,738)	7(q)	(29,283)

Net income (loss)	$417,415	$275,382	$(126,432)		$(369,669)		$196,696

Net income per basic common share	$7.02						$2.00
Weighted-average number of basic common shares Basic	59,496						98,240
Net income per diluted common share	$7.00						$2.00
Weighted-average number of diluted common shares and equivalents	59,656						98,432

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2024

(In thousands, except per share data)

	Historical
	Year Ended December 31, 2024	Year Ended September 30, 2024
	Waters	BDS Business After Reclassification (Note 3)	Pre-Merger Adjustments (Note 5)	Note	Transaction Accounting Adjustments (Note 7)	Note	Pro Forma Combined
Revenues:
Product sales	$1,844,176	$2,944,750	$—		$—		$4,788,926
Service sales	1,114,211	398,237	—		—		1,512,448

Total net sales	2,958,387	3,342,987	—		—		6,301,374
Costs and operating expenses:
Cost of product sales	747,920	1,502,033	—		227,131	7(k)(m)(o)	2,477,084
Cost of service sales	452,281	270,568	—		—		722,849
Selling and administrative expenses	690,148	851,912	—		38,571	7(l)(m)(o)	1,580,631
Research and development expenses	183,027	310,666	—		(4,608)	7(m)(o)	489,085
Purchased intangibles amortization	47,090	37,147	—		674,093	7(n)	758,330
Litigation provision	11,568	—	—		—		11,568

Total costs and operating expenses	2,132,034	2,972,326	—		935,187		6,039,547

Operating income (loss)	826,353	370,661	—		(935,187)		261,827
Other income (expense), net	776	(5,991)	—		—		(5,215)
Interest expense	(89,677)	(4)	(221,882)	5(b)	(7,211)	7(p)	(318,774)
Interest income	17,416	1,684	—		—		19,100

Income (loss) before income taxes	754,868	366,350	(221,882)		(942,398)		(43,062)
Provision (benefit) for income taxes	117,034	45,137	(53,252)	5(c)	(222,166)	7(q)	(113,247)

Net income (loss)	$637,834	$321,213	$(168,630)		$(720,232)		$70,185

Net income per basic common share	$10.75						$0.72
Weighted-average number of basic common shares Basic	59,333						98,077
Net income per diluted common share	$10.71						$0.71
Weighted-average number of diluted common shares and equivalents	59,552						98,328

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

NOTE 1 – Description of the Transaction

On July 13, 2025, Waters, BD, Merger Sub and SpinCo, as applicable, entered into transactions to effect the transfer of the BDS Business to Waters in accordance with the Merger Agreement and the Separation Agreement, pursuant to which and subject to the terms and conditions therein:

•

Prior to the Distribution and the Merger, BD will transfer (or cause to be transferred) and SpinCo will accept and assume (or cause to be accepted and assumed) all of the rights, titles and interests to and under certain assets and liabilities relating to the BDS Business;

•

Prior to the Distribution and the Merger, SpinCo expects to incur indebtedness under the SpinCo Financing and/or the Permanent SpinCo Financing in an aggregate principal amount of up to $4.0 billion. The aggregate proceeds of the SpinCo Financing and/or the Permanent SpinCo Financing, as applicable, will be used by SpinCo to make the SpinCo Cash Distribution, subject to certain adjustments set forth in the Merger Agreement, and to pay fees and expenses related to the Transactions. In addition, following the Merger, any proceeds of the SpinCo Financing and/or the Permanent SpinCo Financing, if applicable, in excess of the foregoing may be used to pay all or any portion of the Waters Special Dividend;

•

In connection with the Closing, Waters may incur new indebtedness in the form of the Waters Bridge Facility and/or the Permanent Waters Financing in an aggregate principal amount of up to $1.8 billion. The aggregate proceeds of the Waters Bridge Facility and/or the Permanent Waters Financing may be used by Waters to (i) pay all or any portion of the Waters Special Dividend and (ii) to pay fees and expenses in connection with the Transactions. To the extent the Waters Bridge Facility is undrawn as of the payment date of the Waters Special Dividend, the commitments automatically terminate upon that date;

•

Following the SpinCo Cash Distribution, BD will distribute to its shareholders all of the issued and outstanding shares of SpinCo Common Stock held by BD by way of a pro rata distribution and for no consideration; and

•

Following the Distribution, Merger Sub will be merged with and into SpinCo, with SpinCo as the surviving entity and all SpinCo Common Stock will be converted into the right to receive shares of Waters Common Stock, as calculated and subject to adjustment as set forth in the Merger Agreement. When the Merger is completed, SpinCo will become a wholly owned subsidiary of Waters.

As a result of the Merger, each share of SpinCo Common Stock as of immediately prior to the Effective Time (other than (A) shares held by SpinCo as treasury stock or by Waters or Merger Sub, in each case, as of immediately prior to the Merger that are automatically canceled and (B) any shares of Hook Stock) will be converted into the right to receive a number of shares of newly issued Waters Common Stock equal to the Exchange Ratio, which is subject to (i) required adjustments from stock splits, recapitalizations or similar equity transactions in Waters Common Stock and, (ii) if applicable, required adjustments to the Exchange Ratio to satisfy the Threshold Percentage as described below, with cash paid in lieu of fractional shares of Waters Common Stock in accordance with the Merger Agreement. Prior to the adjustment described in the Merger Agreement, the Exchange Ratio is designed to result in the issued and outstanding shares of Waters Common Stock on a fully diluted basis, immediately following the Merger, being owned approximately 39.2% by the former holders of SpinCo Common Stock (in their capacity as such) and approximately 60.8% by the Waters shareholders (in their capacity as such) immediately prior to the Merger. As described below and more fully set out in the Merger Agreement, under certain circumstances, the Exchange Ratio will be adjusted to the extent necessary to ensure that, immediately following the Closing, former holders of SpinCo Common Stock (including the Overlap Shareholders) own, for U.S. federal income tax purposes, at least the Threshold Percentage of the outstanding shares of Waters Common Stock. If the Exchange Ratio is adjusted and the number of shares of Waters Common Stock that Waters issues in the Merger would represent greater than 39.2% of the issued and outstanding shares of Waters Common Stock immediately following the Merger, then (i) Waters would pay a cash dividend to Waters shareholders who held shares of Waters Common Stock as of the Waters Special Dividend record date, which record date will be a date prior to the date of the Merger, and (ii) the SpinCo Cash Distribution may be decreased. While the Waters Special Dividend will be paid only to shareholders of record of Waters Common Stock as of the Waters Special Dividend record date, which will be a date before the Merger, Waters expects the payment date for any Waters Special Dividend would be following the Closing. The Waters Special Dividend is designed to preserve the nominal economic allocation between the holders of SpinCo Common Stock (in their capacity as such) and Waters shareholders (in their capacity as such) that would have resulted from the Exchange Ratio if it were not adjusted. Additionally, all outstanding BD SAR Awards (whether vested or unvested) held by a SpinCo Employee as of immediately prior to the Distribution Time will be converted, as of the Effective Time, into Waters SAR Awards, and all BD TVU Awards and BD PSU Awards held by a SpinCo Employee as of immediately prior to the Distribution Time will be converted, as of the Effective Time, into Waters RSU Awards as set forth in the Employee Matters Agreement.

As described elsewhere in the Waters Registration Statement, the Transactions are structured as a Reverse Morris Trust transaction. The parties determined that the Reverse Morris Trust structure was the superior choice for the Transactions because, among other things, the anticipated tax-free nature of the Contribution and Distribution for U.S. federal income tax purposes provides a tax efficient method to separate the BDS Business from BD that is not provided by other structures, thereby making the Reverse Morris Trust structure economically more appealing than alternative transaction structures. Further, the parties determined that a Reverse Morris Trust transaction that included the counting of Overlap Shares for purposes of Section 355(e) of the Code, for purposes of determining how many shares would be received by former shareholders of SpinCo Common Stock prior to the Merger, was preferable because it is expected to permit Waters to issue fewer shares of its common stock in the Merger and therefore pay a smaller Waters Special Dividend, if any, to Waters shareholders. The unaudited pro forma condensed combined financial information and related notes were prepared assuming that no Waters Special Dividend will be paid based on facts and circumstances existing at the time of the filing of the Waters Registration Statement. Refer to Note 9—Additional Presentation to Reflect Possible Waters Special Dividend—for additional information on alternative scenarios. For more information about Waters and BD’s reasons for the Transactions, see the section entitled “The Transactions—Waters’ Reasons for the Merger; Recommendation of Waters’ Board of Directors” and “The Transactions—BD’s Reasons for the Merger; Recommendation of BD’s Board.”

The SpinCo Cash Distribution will be funded by newly issued debt in the form of the SpinCo Financing (which may be replaced by the Permanent SpinCo Financing prior to or at the Closing). Following the Merger, Waters and certain of its subsidiaries are expected to guarantee all indebtedness incurred by SpinCo in connection with the payment of the SpinCo Cash Distribution. Refer to Note 5—Pre-Merger Adjustments for additional information.

NOTE 2 – Basis of Presentation

The unaudited pro forma condensed combined financial information and notes thereto have been prepared by Waters in accordance with Article 11 of Regulation S-X in order to give effect to the Transactions, including full consolidation of the BDS Business at Closing, and the incurrence of indebtedness under the Transaction Financing. Prior to or at the Closing, the SpinCo Financing may be replaced by the Permanent SpinCo Financing and the Waters Bridge Facility may be replaced by the Permanent Waters Financing. Since the terms of the Permanent SpinCo Financing and the Permanent Waters Financing are currently unavailable, the unaudited pro forma condensed combined financial information is prepared using the terms of the SpinCo Financing and the Waters Bridge Facility, as further discussed in Note 7—Transaction Adjustments.

The unaudited pro forma condensed combined financial information is based on Waters’ historical consolidated financial information and the BDS Business’s historical combined financial information prepared on a carve-out basis from BD’s consolidated financial information using the historical results of operations, assets and liabilities of the BDS Business and include allocations of expenses from BD. As a result, the BDS Business’s historical financial information may not necessarily reflect what its financial condition and results of operations would have been had the BDS Business been an independent, stand-alone entity during the periods presented.

The unaudited pro forma condensed combined statements of operations for nine months ended September 27, 2025 and for fiscal year ended December 31, 2024 give effect to the Transactions and the incurrence of indebtedness under the Transaction Financing as if they had occurred on January 1, 2024, the beginning of the earliest period presented. Waters has a December 31 fiscal year-end date, while the BDS Business has historically operated with a September 30 fiscal year-end date.

Because the difference between Waters’ fiscal period representing the nine months ended September 27, 2025 and the BDS Business’s fiscal period representing the nine months ended September 30, 2025 is within one quarter of one another, the BDS Business’s results for the nine months ended September 30, 2025 have been used to prepare the unaudited pro forma condensed combined statement of operations for the nine months ended September 27, 2025. The BDS Business’s results for the nine months ended September 30, 2025 have been derived by utilizing the BDS Business’s audited historical financial data for the fiscal year ended September 30, 2025 and subtracting the unaudited interim historical financial data for the three month period ended December 31, 2024. As a result, the BDS Business’s results for three months ended December 31, 2024 have not been included in any of the unaudited pro forma condensed combined financial information periods presented and are not included in the Waters Registration Statement. Revenue and net income of the BDS Business for three months ended December 31, 2024, were $834 million and $78 million, respectively.

The unaudited pro forma condensed combined balance sheet as of September 27, 2025 gives effect to the Transactions and the incurrence of indebtedness under the Transaction Financing as if they had occurred on September 27, 2025 and combines the balance sheet of Waters as of September 27, 2025 with that of the BDS Business as of September 30, 2025.

Additionally, because the difference between Waters’ fiscal year end of December 31, 2024 and the BDS Business’s fiscal year end of September 30, 2024 is within one quarter of one another, the BDS Business’s fiscal results for the year ended September 30, 2024 have been used to prepare the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024, as permitted under Rule 11-02 of Regulation S-X.

The historical financial information has been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to transaction accounting adjustments that reflect the accounting for the Transactions and the incurrence of indebtedness under the Transaction Financing under U.S. GAAP.

The unaudited pro forma condensed combined financial information and related notes were prepared by applying the acquisition method of accounting to the Merger in accordance with ASC 805, Business Combinations, with Waters as the accounting acquirer of the BDS Business. In identifying Waters as the accounting acquirer, Waters’ conclusion is based primarily upon the following facts: (1) the issuance of Waters Common Stock in the Merger, (2) the proposed composition of the senior management of Waters after the Merger, (3) the proposed composition of the Waters Board after the Merger and (4) the relative voting interests in the combined company after the Merger. ASC 805 requires, among other things, that the assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. For purposes of the unaudited pro forma condensed combined balance sheet, the estimated purchase consideration has been allocated to the assets acquired and liabilities assumed of the BDS Business based upon Waters management’s preliminary estimate of their fair values. Accordingly, the preliminary purchase price allocation and related adjustments reflected in this unaudited pro forma condensed combined financial information are subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

The historical financial information of the BDS Business reflects the combined historical results of operations, financial position and cash flows of the BDS Business of BD as they were historically managed in conformity with U.S. GAAP. Therefore, the historical combined financial information of the BDS Business may not be indicative of the BDS Business’s future performance and do not necessarily reflect what the BDS Business’s combined results of operations, financial condition and cash flows would have been had the BDS Business operated as a separate, standalone company during the periods presented, particularly because of changes expected to occur in the future as a result of the separation of the BDS Business from BD, including changes in the financing, cash management, operations, cost structure and personnel needs of the business.

The historical financial information of the BDS Business includes certain assets and liabilities specifically attributable to the BDS Business. BD employs a centralized approach to cash management and the financing of its operations. For all periods presented, cash and cash equivalents, and liabilities legally held by the BDS Business were included in the combined balance sheets. BD’s debt and related interest expense have not been attributed to the BDS Business for any of the periods presented. These arrangements are not reflective of the manner in which the BDS Business would have financed operations as a stand-alone company separate from BD during the periods presented. Cash pooling, related interest and intercompany arrangements are excluded from the asset and liability balances in the combined balance sheets. These amounts have instead been reported as Net parent investment on the combined balance sheet.

Additionally, BD provides certain services, such as legal, accounting, information technology, human resources and other infrastructure support to the BDS Business. The cost of these services have been included in the BDS Business combined financial information through allocations based upon a proportion of revenue or headcount. BD considers these allocations to be reflective of the benefits received by the BDS Business during the periods presented in the historical combined financial information of the BDS Business, as required by and in conformity with U.S. GAAP. While these allocations include an apportionment of BD’s corporate and public company costs, such allocated costs may not be indicative or necessary if the BDS Business operated as a part of another existing public company nor are they necessarily representative of the costs expected to be incurred in the future, following the completion of the Transactions. Actual costs that would have been incurred if the BDS Business had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure.

Following the completion of the Transactions, certain functions previously provided by BD to the BDS Business will either continue to be delivered to the BDS Business under the Transition Services Agreement or will be assumed by Waters, either through internal resources or third-party service providers. Additionally, under one or more Contract Manufacturing Agreements, BD will manufacture certain products for the BDS Business and its subsidiaries following the Distribution.

In order to preserve the tax-free nature of the Distribution for U.S. federal income tax purposes, the Merger Agreement generally provides that the Exchange Ratio (designed to result in the issued and outstanding shares of Waters Common Stock on a fully diluted basis, immediately following the Merger, being owned approximately 39.2% by the former holders of SpinCo Common Stock (in their capacity as such) and approximately 60.8% by the Waters shareholders (in their capacity as such) immediately prior to the Merger) will be adjusted and increased if necessary to ensure that, immediately following the Closing, former holders of SpinCo Common Stock (including the Overlap Shareholders) own, for U.S. federal income tax purposes, at least the Threshold Percentage (which is 50.5%) of the outstanding shares of Waters Common Stock. See the section entitled “The Transactions—Calculation and Adjustments to the Exchange Ratio; Amount of Waters Special Dividend” and “U.S. Federal Income Tax Consequences of the Distribution and the Merger.” The Threshold Percentage noted above for U.S. federal income tax purposes includes the Overlap Shareholders in the calculation of ownership percentages. For accounting purposes, contingent upon any potential adjustments, the Exchange Ratio is calculated to result in approximately 39% of the outstanding shares of Waters Common Stock being owned by the former holders of SpinCo Common Stock (in their capacity as such) and approximately 61% of the outstanding shares of Waters Common Stock being owned by the Waters shareholders (in their capacity as such) immediately prior to the Merger.

In addition, in connection with the Transactions, the parties will seek the IRS Ruling (see the section entitled “The Transactions—IRS Ruling”) with respect to certain U.S. federal income tax aspects of the Transactions, including matters relating to the nature and extent of shareholders who may be counted as Overlap Shareholders for purposes of determining the Exchange Ratio.

In the event that the number of shares that Waters will issue to former holders of SpinCo at the completion of the Transactions is increased in the manner described above, including as a result of the inability to count the Overlap Shareholders, the Merger Agreement provides that Waters will declare the Waters Special Dividend to its shareholders in an amount that will depend in part on the number of shares being issued, but which may range in amount between $0.01 per share and approximately $4.0 billion (the “Maximum Special Dividend”). Additionally, in certain circumstances where the Exchange Ratio increases, the SpinCo Cash Distribution may also be reduced as a result of the inability to count the Overlap Shareholders; the SpinCo Cash Distribution may be reduced by up to $2.3 billion.

The determination of how the Overlap Shareholders’ ownership will be treated for U.S. federal income tax purposes depends on the issuance of the IRS Ruling, which is within the discretion of the IRS. Waters, BD and SpinCo can offer no assurance concerning the extent of the Overlap Shareholders upon the completion of the Transactions or assurance that the IRS Ruling will be received.

While BD and Waters believe, based on information available to them as of the date of the Waters Registration Statement, that it is a reasonable assumption that the outcome of the variables will likely result in no Waters Special Dividend being paid, there can be no assurance that a result somewhere between zero (the “Minimum Special Dividend”) and the Maximum Special Dividend will be the case and substantial uncertainty exists regarding the final determination of the Exchange Ratio and the amount, if any, of the Waters Special Dividend. As noted above, the unaudited pro forma condensed combined financial information and related notes were prepared assuming that no Waters Special Dividend will be paid based on facts and circumstances existing at the time of the filing of the Waters Registration Statement. The receipt of the IRS Ruling is a condition to the Distribution and the Merger. Therefore, the parties will not complete the Merger until the third business day following the earlier of the date on which (i) the IRS Ruling is received from the IRS or (ii) BD withdraws its request for the IRS Ruling and waives the condition to closing. As of the date of the Waters Registration Statement, Waters believes that the assumption of no Waters Special Dividend is the most meaningful representation based on current analysis and estimates of Overlap Shareholders. Refer to Note 9—Additional Presentation to Reflect Possible Waters Shares of Common Stock to be Issued in the Merger for additional information regarding the impact of the Overlap Shareholders and the Waters Special Dividend on the unaudited pro forma condensed combined financial information. See the section entitled “The Transactions—Calculation and Adjustments to the Exchange Ratio; Amount of Waters Special Dividend.”

The unaudited pro forma condensed combined financial information, including the preliminary purchase price allocation, are presented for illustrative purposes only and do not necessarily reflect the operating results or financial position that would have occurred if the Transactions and the incurrence of indebtedness under the Transaction Financing had been consummated on the dates indicated, nor is it necessarily indicative of the results of operations or financial condition that may be expected for any future period or date. Accordingly, such information should not be relied upon as an indicator of future performance, financial condition or liquidity.

NOTE 3 – Reclassification Adjustments

Based on a preliminary review of the accounting policies of Waters and the BDS Business, Waters is not aware of any differences that would have a material impact on the unaudited pro forma condensed combined financial information. Following the completion of the Transactions, or as more information becomes available, Waters will perform a full and detailed review of the BDS Business’s accounting policies and financial information. As a result of the review, accounting policy differences may be identified and these differences, if identified, could produce results that are materially different from the results reflected in the unaudited pro forma condensed combined financial information.

During the preparation of the unaudited pro forma condensed combined financial information related to the transactions between Waters, Merger Sub, BD, and SpinCo, Waters’ management performed a preliminary analysis of the BDS Business’s financial information to identify differences in financial statement presentation compared to the presentation of Waters. Certain reclassifications have been made to the historical consolidated presentation of the BDS Business to conform to the financial statement presentation of Waters.

Balance Sheet Reclassifications:

The table below summarizes the mapping of financial statement line items between the BDS Business and Waters and the reclassification adjustments made to present the audited historical combined balance sheet of the BDS Business as of September 30, 2025, in conformity with the audited historical consolidated balance sheet of Waters as of September 27, 2025 (in thousands).

BDS Business Presentation	Waters Presentation	Historical BDS Business	Reclassifications	Note		Historical BDS Business (Reclassified)
Assets
Cash and cash equivalents	Cash and cash equivalents	$73,729	$—			$73,729
Trade receivables, net	Accounts receivable, net	596,814	3,973	(a	)	600,787
Inventories, net	Inventories	742,594	—			742,594
Prepaid expenses and other	Other current assets	132,763	(3,973)	(a	)	128,790
Property, Plant and Equipment, Net	Property, plant and equipment, net	647,415	177,058	(b	)	824,473
Goodwill	Goodwill	896,017	—			896,017
Other Intangibles, Net	Intangible assets, net	178,574	—			178,574
	Operating lease assets	—	348,706	(b	)	348,706
Other Assets	Other assets	762,794	(525,764)	(b	)	237,030
Liabilities
Accounts payable	Accounts payable	196,993	—			196,993
Salaries, wages and related items	Accrued employee compensation	153,498	287	(c	)	153,785
	Deferred revenue and customer advances	—	144,648	(c	)	144,648
	Current operating lease liabilities	—	22,915	(c	)	22,915
	Accrued income taxes	—	1,188	(c	)	1,188
	Accrued warranty	—	15,870	(c	)	15,870
	Short-term debt		336	(c	)	336
Accrued expenses and other liabilities	Other current liabilities	299,859	(185,244)	(c	)	114,615
	Long-term debt	—	343	(d	)	343
	Long-term portion of retirement benefits	—	18,443	(d	)	18,443
	Long-term income tax liabilities	—	97,611	(d	)	97,611
	Long-term operating lease liabilities	—	251,811	(d	)	251,811
Deferred Income Taxes and Other Liabilities	Other long-term liabilities	412,639	(368,208)	(d	)	44,431

BDS Business Presentation	Waters Presentation	Historical BDS Business	Reclassifications	Note	Historical BDS Business (Reclassified)
Parent’s Equity
Accumulated other comprehensive loss	Accumulated other comprehensive loss	(92,294)	—		(92,294)
Net parent investment		3,060,005	—		3,060,005

Notes:

a.

The BDS Business’s historical presentation included Prepaid expenses and other of $133 million, of which $4 million related to royalty receivables determined to be trade related and were reclassified to Accounts receivable, net to conform to Waters’ presentation.

b.

Waters separately reflected Operating lease assets as its own caption in its historical presentation such that $349 million of right of use assets reflected within Other assets in the BDS Business’s historical presentation was reclassified to Operating lease assets to conform to Waters’ presentation. Additionally, $177 million of placed instruments that were historically presented in BDS Business’s balance sheet within Other assets were reclassified to Property, plant and equipment, net to conform to Waters’ presentation of placed and other instrumentation.

c.

The BDS Business’s historical Accrued expenses and other liabilities caption aggregated several amounts for which Waters has a separate caption presented in its historical presentation to disaggregate balances in more detail. Of the BDS Business’s total balance in Accrued expenses and other of $300 million, the following adjustments were made to conform to Waters’ presentation of each of these balances in separate captions:

•	An immaterial amount of accrued employee expenses were reclassified to Accrued employee compensation,

•	Deferred income of $145 million was reclassified to Deferred revenue and customer advances,

•	Accrued lease liabilities of $23 million were reclassified to Current operating lease liabilities,

•	Income tax accruals of $1 million were reclassified to Accrued income taxes,

•	Warranty reserve balances of $16 million were reclassified to Accrued warranty,

•	An immaterial amount of the current portion of long-term debt was reclassified to Short-term debt.

The remaining balance of $115 million within the BDS Business’s Accrued expenses and other caption relating to accrued marketing, taxes, freight, royalties expenses corresponds to Other current liabilities in Waters’ presentation.

d.

The BDS Business’s historical Deferred income taxes and other liabilities caption aggregated several amounts for which Waters has separate captions presented in its historical presentation to disaggregate balances in more detail. Of the BDS Business’s total balance in Deferred income taxes and other liabilities of $413 million, the following adjustments were made to conform to Waters’ presentation of each of these balances in separate captions:

•	An immaterial amount of non-current debt of the BDS Business was reclassified from Deferred Income taxes and other liabilities to Long-term debt,

•	Long-term employee benefit obligations of $18 million were reclassified to Long-term portion of retirement benefits,

•	$98 million was reclassified to Long-term income tax liabilities, and

•	Long-term lease liabilities of $252 million were reclassified to Long-term operating lease liabilities.

The remaining balance of $44 million within the BDS Business’s Deferred income taxes and other liabilities caption relating to long-term liabilities of a more general nature corresponds to Other long-term liabilities in Waters’ presentation.

Statements of Operations Reclassifications:

The table below summarizes the mapping of financial statement line items between the BDS Business and Waters and the reclassification adjustments made to present the unaudited historical combined statement of income of the BDS Business for the nine months ended September 30, 2025 in conformity with the unaudited historical consolidated statement of operations of Waters for the nine months ended September 27, 2025 (in thousands).

BDS Business Presentation	Waters Presentation	Historical BDS Business	Reclassifications	Note		Historical BDS Business (Reclassified)
Product sales	Product sales	2,138,127	—			2,138,127
Service sales	Service sales	323,585	—			323,585
Cost of product sales	Cost of product sales	1,047,661	26,804	(e) (f)		1,074,465
Cost of service sales	Cost of service sales	211,922	—			211,922
Selling and administrative expense	Selling and administrative expenses	639,865	(52,560)	(f) (g)		587,305
Research and development expense	Research and development expenses	214,768	—			214,768
	Purchased intangibles amortization		28,975	(e)		28,975
Integration, restructuring, and transaction expense		3,219	(3,219)	(g	)	—
Other expense, net	Other income (expense), net	(14,796)	(1,705)	(h	)	(16,501)
	Interest expense	—	(58)	(h	)	(58)
	Interest income	—	1,763	(h	)	1,763
Income tax provision	Provision (benefit) for income taxes	54,099	—			54,099

Notes:

e.

Waters separately reflects purchased intangibles amortization in its own caption such that $29 million of amortization reflected within Cost of products sold in the BDS Business’s historical presentation was reclassified to Purchased intangibles amortization to conform to Waters’ presentation.

f.

The BDS Business’s shipping expenses were historically reflected within Selling and administrative expense while Waters records these amounts within Cost of product sales such that $56 million of shipping expenses were reclassified from Selling and administrative expense to Cost of product sales.

g.

Integration and restructuring expenses of $3 million that were separately reflected in the BDS Business’s historical presentation were reclassified to Selling and administrative expense to conform to Waters’ presentation.

h.

An immaterial amount of interest expense and $2 million of interest income that were reflected within Other expense, net in the BDS Business’s historical presentation were reclassified to Interest expense and Interest income, respectively, to conform to Waters’ presentation. The remaining balance of $17 million within Other expense, net in the BDS Business’s historical presentation corresponds to the Other income (expense), net caption in Waters’ presentation.

The table below summarizes the mapping of financial statement line items between the BDS Business and Waters and the reclassification adjustments made to present the unaudited historical combined statement of income of the BDS Business for the year ended September 30, 2024, in conformity with the audited historical consolidated statement of operations of Waters for the year ended December 31, 2024 (in thousands).

BDS Business Presentation	Waters Presentation	Historical BDS Business	Reclassifications	Note	Historical BDS Business (Reclassified)
Product sales	Product sales	2,944,750	—		2,944,750
Service sales	Service sales	398,237	—		398,237
Cost of product sales	Cost of product sales	1,442,808	59,225	(i) (j) (k)	1,502,033
Cost of service sales	Cost of service sales	270,568	—		270,568
Selling and administrative expense	Selling and administrative expenses	865,718	(13,806)	(j) (k) (l)	851,912
Research and development expense	Research and development expenses	306,152	4,514	(k)	310,666
	Purchased intangibles amortization		37,147	(i)	37,147
Integration, restructuring, and transaction expense		88,707	(88,707)	(k)	—
Other operating income, net		1,627	(1,627)	(l)	—
Other expense, net	Other income (expense), net	(4,311)	(1,680)	(m)	(5,991)
	Interest expense		(4)	(m)	(4)
	Interest income		1,684	(m)	1,684
Income tax provision	Provision (benefit) for income taxes	45,137	—		45,137

Notes:

i.

Waters separately reflects purchased intangibles amortization in its own caption such that $37 million of amortization reflected within Cost of products sold in the BDS Business’s historical presentation was reclassified to Purchased intangibles amortization to conform to Waters’ presentation.

j.

The BDS Business’s shipping expenses were historically reflected within Selling and administrative expense while Waters records these amounts within Cost of product sales such that $71 million of shipping expenses were reclassified from Selling and administrative expense to Cost of product sales.

k.

Integration and restructuring expenses of $89 million were separately reflected in the BDS Business’s historical presentation. As there is no such separate caption in the Waters’ presentation, the balance was allocated to separate captions based on the nature of the expenses. A majority of the expenses are general in nature such that $59 million was reclassified to Selling and administrative expense to conform to Waters’ presentation. The remaining $30 million related to salaries, equipment and leases which relate to various functions included in other captions resulting in reclassifications of $25 million to Cost of product sales and $5 million to Research and development expenses.

l.

Other operating income, net of $2 million that was separately reflected in the BDS Business’s historical presentation was reclassified to Selling and administrative expenses to conform to Waters’ presentation.

m.

An immaterial amount of interest expense and $2 million of interest income that were reflected within Other expense, net in the BDS Business’s historical presentation were reclassified to Interest expense and Interest income, respectively, to conform to Waters’ presentation. The remaining balance of $6 million within Other expense, net in the BDS Business’s historical presentation corresponds to the Other income (expense), net caption in Waters’ presentation.

NOTE 4 – Separation Adjustments

a.

The BDS Business’s audited combined balance sheet as of September 30, 2025 excludes certain assets and liabilities related to pension and other post-retirement and post-employment benefit plans that have historically been held at the BD corporate level but are specifically identifiable or otherwise attributable to employees transferred to the BDS Business. Pro forma adjustments are included in the unaudited pro forma condensed combined balance sheet to reflect the impact of defined benefit plans of BD that will be transferred to the BDS Business pursuant to the Separation Agreement based on the amounts attributed to transferred employees of the BDS Business. These adjustments are based on an actuarial valuation performed based on a preliminary analysis of participant’s data as of September 30, 2025 and include assumptions that have a significant effect on the amounts reported. The pro forma adjustments recorded to the unaudited pro forma condensed combined balance sheet related to these plans are as follows:

•

An increase of an immaterial amount in Accrued employee compensation and of $27 million in Long-term portion of retirement benefits related to the defined benefit plan obligations of employees transferring to Waters;

•	A decrease of $6 million to Long-term income tax liabilities to reflect deferred tax assets resulting from defined benefit plan obligations for employees transferring to Waters;

•	A decrease of $21 million to Net parent investment for the related impact of the defined benefit plan obligations attributed to transferred employees of the BDS Business;

A 10% change in the valuation of the defined benefit plan obligation would cause a corresponding increase or decrease in the balance of Goodwill by $2 million and in the balance of Long-term income tax liabilities by $1 million as of September 27, 2025.

b.

In 2015, legislation was enacted in Italy which requires medical technology companies to make payments to the Italian government if Italy’s medical device expenditures exceed annual regional expenditure ceilings. The amount of these payments is based on the amount by which the regional ceilings for the given year were exceeded. Considerable uncertainty has existed regarding the enforceability and implementation of this payback legislation since it was enacted and the BDS Business, as well as other medical device companies, have filed appeals which challenge the enforceability of this legislation. As specified in the Separation Agreement, all historical liabilities resulting from this legislation and litigation are retained by BD and are not assumed by Waters. Since this historical liability is not being assumed by Waters as per the Separation Agreement, the following pro forma adjustments are made to remove the effects of the litigation accruals to the BDS Business in the unaudited pro forma condensed combined balance sheet:

•	A decrease of $17 million to Other long-term liabilities related to the liability that is not retained by the BDS Business;

•	An increase of $3 million to Long-term income tax liabilities to exclude deferred tax assets related to the litigation liability;

•	An increase of $14 million to Net parent investment for the related impact of the liability that is not retained by the BDS Business.

c.	The BDS Business’s audited combined balance sheet as of September 30, 2025 includes uncertain tax benefits that are retained by BD and are not assumed by Waters. The following pro forma adjustments remove the effects of the uncertain tax benefits to the BDS Business in the unaudited pro forma condensed combined balance sheet:

•	A decrease of $63 million to Long-term income tax liabilities related to the uncertain tax benefits that are not retained by the BDS Business.

•	An increase of $63 million to Net parent investment for the related impact of the uncertain tax benefits that are not retained by the BDS Business.

NOTE 5 – Pre-Merger Adjustments

The SpinCo Cash Distribution and related financing arrangements are required pre-Merger steps under the Separation Agreement and Merger Agreement to effect the Separation and Distribution. These capital structure adjustments are not discretionary, but contractual conditions precedent to consummation of the Transactions. The amount of the SpinCo Cash Distribution is equal to $4.0 billion, subject to adjustment for cash, working capital, and indebtedness of SpinCo and subject to decrease if additional shares of Waters Common Stock will be issued to the former holders of SpinCo.

Concurrently with the execution of the Merger Agreement, SpinCo entered into the SpinCo Bridge Commitment Letter with certain financial institutions, pursuant to which such financial institutions committed to provide senior unsecured bridge loans (the “SpinCo Bridge Loan”) under a 364-day senior unsecured bridge loan credit facility in an aggregate principal amount of up to $4.0 billion, subject to the terms and conditions of the SpinCo Bridge Commitment Letter. The SpinCo Bridge Commitment Letter was subsequently terminated on July 29, 2025, in connection with the entry into the Amended and Restated SpinCo Term Loan Commitment Letter, pursuant to which the SpinCo Commitment Parties fully committed to provide senior unsecured term loans under a senior unsecured term loan credit facility in an aggregate principal amount of up to $4.0 billion, subject to the terms and conditions of the Amended and Restated SpinCo Term Loan Commitment Letter. The debt financing contemplated by the Amended and Restated SpinCo Term Loan Commitment Letter (which is referred to herein as the SpinCo Financing) will be used to fund the SpinCo Cash Distribution subject to certain adjustments set forth in the Merger Agreement, and to pay fees and expenses related to the Transactions.

The following adjustments are included in the unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statements of operations to reflect the impact of these pre-Merger transactions.

Balance Sheet

The following summarizes the pre-Merger pro forma adjustments to give effect to those transactions that would occur immediately prior to the Merger, as if the Merger had been completed on September 27, 2025 for the purposes of the unaudited pro forma condensed combined balance sheet.

a.

Represents adjustments related to the debt issuance and cash payment in connection with the SpinCo Bridge Loan, SpinCo Financing, and SpinCo Cash Distribution. The adjustment reflects the following impact on the unaudited pro forma condensed combined balance sheet:

Cash and Cash Equivalents

As of September 27, 2025 (in thousands)
Proceeds from the issuance of the SpinCo Financing	$4,000,000
SpinCo Cash Distribution to BD	(4,000,000)
Debt issuance costs and financing fees related to the SpinCo Financing (i)	(5,067)

Pro forma adjustment to Cash and cash equivalents	$(5,067)

(i)

Of the total debt issuance costs and financing fees related to the SpinCo Financing of $11 million, $6 million were already paid by Waters and included in Waters’ income statement for nine months ended September 27, 2025 such that the pro forma adjustment above includes only those incremental costs of $5 million that have not been included in Waters’ historical financial statements as of September 27, 2025.

Additionally, debt issuance costs and financing fees related to the SpinCo Bridge Loan of $7 million were already paid by Waters and included in Waters’ income statement for nine months ended September 27, 2025 and therefore are excluded from the pro forma adjustments above.

Short-Term Debt and Long-Term Debt

As of September 27, 2025 (in thousands)
Proceeds from the issuance of the SpinCo Financing	$4,000,000

Debt issuance costs and financing fees related to the SpinCo Financing (i)	(5,067)

Total pro forma adjustment for debt	$3,994,933

Pro forma adjustment to Short-term debt	$3,495,567

Pro forma adjustment to Long-term debt	499,366

The first tranche of the SpinCo Financing totaling $3.5 billion matures one year following the Merger, while the second tranche of $0.5 billion matures two years following the Merger. Therefore, the first tranche is classified as Short-term debt while the second tranche is classified as Long-term debt. Waters expects to replace this debt with longer term financing at or before maturity.

(i)

Of the total debt issuance costs and financing fees related to the SpinCo Financing of $11 million, $6 million were already recognized in interest expense by Waters as of September 27, 2025 such that the pro forma adjustment above includes only the incremental contra-debt amount of $5 million that has not been included in Waters’ unaudited consolidated balance sheet as of September 27, 2025.

Equity

Represents a pro forma adjustment to reduce Net parent investment to reflect the SpinCo Cash Distribution to BD of $4.0 billion.

Statements of Operations

The following summarizes the pre-Merger pro forma adjustments to give effect to those transactions that would occur immediately prior to the Merger, for the purposes of the unaudited pro forma condensed combined statements of operations for nine months ended September 27, 2025 and for the year ended December 31, 2024.

b.

Represents an adjustment of $166 million for the nine months ended September 27, 2025 and $222 million for the year ended December 31, 2024 for incremental Interest expense related to the SpinCo Financing. Although the first tranche of the SpinCo Financing totaling $3.5 billion matures one year following the Merger and the second tranche of $0.5 billion matures two years following the Merger, the calculation of interest expense assumes that the first tranche of the SpinCo Financing will be replaced by permanent financing. Therefore, pro forma interest expense is reflected for the entire pro forma period presented based on a commensurate level of financing as if the first tranche was outstanding through September 27, 2025.

The interest rate on the SpinCo Financing reflects an assumed SOFR rate plus an applicable margin per the terms of the SpinCo Financing. As of December 5, 2025, the rate inclusive of these elements was determined to be 3.93% plus 1.225% of an applicable margin. The applicable margin is based on the credit rating of SpinCo; the applicable margin will increase approximately every 90 days over the term of the SpinCo Financing for the first tranche and will remain constant for the full duration of the second tranche. A sensitivity analysis has been performed to consider the effect that a change of 0.125% to the interest rate would have on Interest expense. A 0.125% increase or decrease in interest rates would result in a change in Interest expense of approximately $4 million for the nine months ended September 27, 2025 and $5 million for the year ended December 31, 2024.

The SpinCo Bridge Loan was terminated prior to the Transactions and replaced with the SpinCo Financing. Debt issuance costs and financing fees related to the SpinCo Bridge Loan of $7 million were recognized in their entirety as Interest expense in Waters’ unaudited consolidated statement of operations for the nine months ended September 27, 2025. Therefore, no pro forma adjustment is included for this amount.

c.

Represents an adjustment of $40 million for the nine months ended September 27, 2025 and $53 million for the year ended December 31, 2024 to reflect the estimated tax impacts of the pro forma adjustments in Provision for income taxes in the unaudited pro forma condensed combined statements of operations. The adjustment was determined by using a blended statutory tax rate of 24% for both the nine months ended September 27, 2025 and the year ended December 31, 2024. The total effective tax rate of the combined company could be significantly different depending on the geographical mix of income and other factors following the completion of the Transactions. Because the tax rate used for the unaudited pro forma condensed combined financial information is an estimate, it will likely vary from the actual rate in periods subsequent to the completion of the Transactions and those differences may be material.

There is no adjustment related to the tax impact of undistributed earnings included in the unaudited pro forma condensed combined balance sheet as the final transaction structure and chain of ownership has not been determined. Therefore, an adjustment for the potential tax impact is not reasonable and supportable as of the date of the Waters Registration Statement.

NOTE 6 – Preliminary Purchase Consideration

Pursuant to the Merger, absent adjustment of the Exchange Ratio as detailed in the Merger Agreement and described elsewhere in the Waters Registration Statement, the Exchange Ratio is designed to result in the issued and outstanding shares of Waters Common Stock on a fully diluted basis, immediately following the Merger being owned approximately 39.2% by the former holders of SpinCo Common Stock and approximately 60.8% by the Waters shareholders immediately prior to the Merger.

The following table represents the preliminary estimate of the purchase consideration to be paid in the Merger:

(in thousands, except per share amounts and exchange ratio)
Estimated number of fully diluted shares of Waters Common Stock immediately prior to the Merger (a)	60,069
Share issuance ratio (b)	0.64474

Estimated number of shares of Waters Common Stock to be issued to SpinCo shareholders as a result of the Merger	38,729
Waters Common Stock price (c)	$394.81

Estimated fair value of Waters Common Stock to be issued	$15,290,477
Estimated fair value of share-based compensation awards to be issued to BDS Business Employees related to pre-combination services (d)	27,199

Estimated preliminary purchase consideration	$15,317,676

a.	Estimated number of fully diluted shares of Waters Common Stock:

Number of shares of Waters Common Stock issued and outstanding (excluding Waters Common Stock held in treasury)	59,546
Number of shares of Waters Common Stock issuable upon conversion of Waters equity awards	523

60,069

b.

The number of shares of Waters Common Stock to be issued as a result of the Merger will be calculated such that immediately after the Merger such shares of Waters Common Stock issued to former holders of SpinCo Common Stock will represent approximately 39.2% of Waters Common Stock issued and outstanding on a fully diluted basis immediately following the Merger, and the shareholders of Waters Common Stock issued and outstanding immediately prior to the Merger will collectively own approximately 60.8% of Waters Common Stock issued and outstanding immediately following the Merger, i.e. the number of shares of Waters Common Stock immediately prior to the Merger (calculated on a fully diluted basis) multiplied by the quotient of 39.2% divided by 60.8%.

c.

Represents the closing price per share of Waters Common Stock as reported by the NYSE on December 5, 2025. The actual value of Waters Common Stock to be issued in the Merger will depend on the market price of shares of Waters Common Stock on the Closing Date. Therefore, the actual purchase consideration will fluctuate until the Merger is consummated. The final purchase consideration may differ significantly from the consideration assumed for purposes of preparing the unaudited pro forma condensed combined financial information.

d.

Estimated consideration for replacement of SpinCo’s outstanding equity awards. All outstanding BD SAR Awards (whether vested or unvested) held by a SpinCo Employee as of immediately prior to the Distribution Time will be converted, as of the Effective Time, into Waters SAR Awards and all BD TVU Awards and BD PSU Awards held by a SpinCo Employee as of immediately prior to the Distribution Time will be converted, as of the Effective Time, into Waters RSU Awards as set forth in the Employee Matters Agreement. A portion of the fair value of equity awards held by SpinCo Employees and replaced as a result of the Merger represents consideration transferred because it relates to services rendered by such BDS Business Employees to BD prior to the Merger. This amount is calculated based on the ratio of the pre-combination service period (from the grant date until assumed the Closing Date) to the longer of the original total service period or the modified service period, if any, multiplied by the fair value of the BD awards (the number of BD awards multiplied by the BD share price on the Closing Date). The compensation expense related to services provided post-Merger is discussed in item 7(o) below.

The table below depicts a sensitivity analysis of the estimated purchase consideration and goodwill, assuming a 10% increase or decrease of Waters’ Common Stock closing price used to determine the total estimated purchase consideration. This 10% is not indicative of Waters’ expectation for future stock price performance. For purposes of this calculation, the total number of shares of Waters Common Stock to be issued to holders of SpinCo Common Stock has been assumed to be the same as in the table above.

	Waters Common Stock closing price per share	Estimated preliminary purchase consideration (in thousands)	Goodwill (in thousands)
As presented in the unaudited pro forma condensed combined financial information	$394.81	$15,317,676	$9,554,870
A 10% increase in Waters Common Stock price	434.29	16,846,724	11,083,918
A 10% decrease in Waters Common Stock price	355.33	13,788,628	8,025,822

Preliminary purchase price allocation

The table below summarizes the preliminary allocation of purchase price to the assets acquired and liabilities assumed, as if the Merger had been completed on September 27, 2025. The allocation has not been finalized. The final determination of these estimated fair values, the assets’ useful lives and the amortization methods are dependent upon certain valuations and other analyses that have not yet been completed, and as previously stated could differ materially from the amounts presented in the unaudited pro forma condensed combined financial information. The final determination will be completed as soon as practicable but no later than one year after the consummation of the Merger.

The preliminary purchase price allocation is presented below:

As of September 27, 2025 (in thousands)
Estimated preliminary purchase consideration	$15,317,676

Assets

Cash and cash equivalents	68,662
Accounts receivable, net	600,787
Inventories	970,300
Other current assets	128,790
Property, plant and equipment, net	1,174,700
Intangible assets, net	9,728,000
Operating lease assets	274,726
Other assets	237,030

Liabilities

Accounts payable	196,993
Short-term debt (i)	3,500,336
Accrued employee compensation	154,005
Deferred revenue and customer advances	144,648
Current operating lease liabilities	22,915
Accrued income taxes	1,188
Accrued warranty	15,870
Other current liabilities	114,615
Long-term debt (i)	500,343
Long-term portion of retirement benefits	45,343
Long-term income tax liabilities	2,444,691
Long-term operating lease liabilities	251,811
Other long-term liabilities	27,431

Net Assets Acquired	5,762,806

Goodwill	$9,554,870

(i)	Includes the assumption of $4 billion of short-term and long-term debt incurred by SpinCo to fund the SpinCo Cash Distribution to BD prior to the completion of the Merger.

Any increase or decrease in the fair value of the net assets acquired, as compared to the information shown herein, could also change the portion of the purchase consideration allocable to goodwill and could impact the operating results of the combined company following the Transactions due to differences in the allocation of the purchase consideration, and changes in the depreciation and amortization related to some of these assets and liabilities.

NOTE 7 – Transaction Accounting Adjustments

Balance Sheet

The following summarizes the transaction accounting adjustments to give effect as if the Transactions and the incurrence of indebtedness under the Transaction Financing had been completed on September 27, 2025 for the purposes of the unaudited pro forma condensed combined balance sheet.

a.	Represents an adjustment to Cash and cash equivalents consisting of the following:

As of September 27, 2025 (in thousands)
Waters Bridge Facility debt issuance costs and financing fees (i)	$(1,705)
Transaction fees and expenses (ii)	(85,708)

Pro forma adjustment to Cash and cash equivalents	$(87,413)

(i)

Of the total debt issuance costs and financing fees related to the Waters Bridge Financing of $7 million, $5 million were already paid by Waters as of September 27, 2025 such that the pro forma adjustment above includes only those incremental costs of $2 million that have not yet been paid as of September 27, 2025.

(ii)

Of the total estimated costs of $95 million expected to be incurred by Waters through the closing of the Transactions for professional, legal and other fees, the unaudited pro forma condensed combined balance sheet reflects an adjustment for future costs not yet paid of $86 million reflected as a decrease to Cash and cash equivalents.

Though $86 million of transaction fees and expenses remain to be paid, $26 million have been incurred and accrued by Waters as of September 27, 2025. Therefore, the payment of transaction fees and expenses above results in corresponding adjustments to decrease Other current liabilities by $26 million and to decrease Retained earnings by $60 million. These adjustments reduce the liability accrued for expenses incurred but not paid and reduce equity for the remaining expenses that have not yet been incurred, respectively. The remaining effect to Retained earnings from the cash adjustment for the Waters Bridge Facility debt issuance costs and financing fees is described in item 7(c) below.

b.

Represents an adjustment of $228 million to Inventories to reflect the estimated step-up in fair value of SpinCo’s inventory acquired, valued using a cost-based approach. The calculated value is preliminary and subject to change and could vary materially from the final purchase price allocation.

As of September 27, 2025 (in thousands)
Finished Goods	$668,400
WIP	168,400
Raw Materials	133,500
Less: Historical Inventories	(742,594)

Pro forma adjustment to Inventories	$227,706

c.

Of the total debt issuance costs and financing fees related to the Waters Bridge Financing of $7 million, $5 million were already paid by Waters as of September 27, 2025 and capitalized to Other assets. Therefore, a pro forma adjustment reclassifies $5 million of previously capitalized costs to reflect the amount in Retained earnings as of September 27, 2025. An incremental adjustment to Retained earnings records the debt issuance costs not yet incurred of $2 million related to the Waters Bridge Facility that is recognized as interest expense upon the Closing Date due to extinguishment of the Waters Bridge Facility. In total, Retained earnings is adjusted by $7 million to reflect the total debt issuance costs and financing fees expensed as of the Closing Date.

d.

Represents an adjustment of $350 million to Property, plant and equipment, net to reflect the estimated step-up in fair value of those SpinCo assets acquired. The fair value estimate was determined based on the cost and market approaches. The calculated value is preliminary and subject to change and could vary materially from the final valuation.

As of September 27, 2025 (in thousands)
Land and land improvements	$64,600
Buildings and leasehold improvements	433,100
Production and other equipment	521,000
Construction in progress	156,000
Less: Historical Property, plant and equipment, net	(824,473)

Pro forma adjustment to Property, plant and equipment, net	$350,227

e.	Represents an adjustment of $9.5 billion to Intangible assets, net to reflect the estimated fair value of intangible assets acquired consisting of the following:

As of September 27, 2025 (in thousands)
Trade Names	$134,000
Developed Technology	2,679,000
Customer Relationships	6,915,000
Less: Historical Intangible assets, net	(178,574)

Pro forma adjustment to Intangible assets, net	$9,549,426

The fair value estimates for identifiable intangible assets are preliminary and are based upon assumptions that market participants would use in pricing an asset. The fair values of the trade name portfolio, developed technology, and customer relationships are valued based on earning and royalty-based methodologies, which incorporate assumptions and methods suitable for estimating the future economic benefits of these assets. The calculated value is preliminary and subject to change and could vary materially from the final valuations.

A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the balance of Goodwill and Long-term income tax liabilities by $739 million and $233 million, respectively, as of September 27, 2025.

f.	Represents an adjustment to Goodwill to reflect the resulting goodwill that would have been recorded if the Merger occurred on September 27, 2025.

As of September 27, 2025 (in thousands)
Goodwill resulting from the Merger	$9,554,870
Less: Historical goodwill of the BDS Business	(896,017)

Pro forma adjustment to Goodwill	$8,658,653

g.

Represents an adjustment to decrease Operating lease assets by $74 million to reflect the remeasurement of the BDS Business’s leases based on Waters’ estimated incremental borrowing rate as of the date of the Transactions.

h.

Represents adjustments to Short-term debt and Long-term debt of $4 million and $1 million, respectively, to reflect the adjustment to the fair value of the SpinCo Financing assumed in the Merger. As debt issuance costs and financing fees do not meet the definition of an asset, $5 million in financing fees were not recognized as part of the Merger. Consistent with item 5(a) above, of the total debt issuance costs and financing fees related to the SpinCo Financing of $11 million, $6 million were already recorded to interest expense by Waters as of September 27, 2025 such that the adjustment adjusts the fair value only for those remaining debt issuance costs and financing fees not yet reflected in Waters’ unaudited consolidated financial information as of September 27, 2025.

i.

Represents an adjustment to Long-term income tax liabilities of $2.4 billion for the estimated tax impacts of the pro forma adjustments to deferred income taxes as a result of purchase accounting, in the unaudited pro forma condensed combined balance sheet as of September 27, 2025 by using a blended statutory tax rate of 24%. Additionally, an adjustment of $11 million is recorded in Accrued income taxes to reflect a decrease to current income taxes payable related to the tax effect of deductible transaction costs assuming a blended statutory tax rate of 24%. The reduction of the accrued liability results in a corresponding adjustment to increase Retained earnings by $11 million. The total effective tax rate of the combined company could be significantly different than the blended statutory tax rate applied depending on the geographical mix of income and other factors following the completion of the Transactions. Because the tax rate used for this unaudited pro forma condensed combined financial information is an estimate, it will likely vary from the actual rate in periods subsequent to the completion of the business combination and those differences may be material.

j.	Represents an adjustment to Total stockholders’ equity as of September 27, 2025 consisting of the following:

in thousands)	Common stock	Additional paid-in capital	Retained earnings		Accumulated other comprehensive losses	Net parent investment
Elimination of total historical equity of SpinCo	$—	$—	$		$92,294	$883,168
Issuance of shares of Waters Common Stock	387	15,290,090			—	—
Replacement of share-based compensation awards related to pre-combination services	—	27,199			—	—
Payment of transaction fees and expenses (i)				(59,845)
Payment of Waters Bridge Facility debt issuance costs and financing fees (ii)				(7,211)
Reduction to accrued income taxes related to deductible transaction costs (iii)				10,594

Pro forma adjustment to Total stockholders’ equity	$387	$15,317,289		$(56,462)	$92,294	$883,168

(i)	Refer to item 7(a) for supporting details.
(ii)	Refer to item 7(c) for supporting details.
(iii)	Refer to item 7(i) for supporting details.

Statements of Operations

k.

Represents an adjustment to Cost of product sales from the run-off of the estimated step-up in fair value of inventory acquired. As all inventory is expected to be sold within a year following the Merger, no adjustment is needed for the nine months ended September 27, 2025, and $228 million is reflected as an adjustment for the year ended December 31, 2024.

l.

Represents an adjustment to Selling and administrative expenses of $61 million for the year ended December 31, 2024 resulting from estimated transaction-related costs that are not currently reflected in the historical consolidated financial information of Waters, which consist of professional, legal, and other acquisition-related fees.

m.

Represents an adjustment for the incremental depreciation expense of $11 million for the nine months ended September 27, 2025 and $8 million for the year ended December 31, 2024 relating to the estimated step-up in fair value of Property, plant and equipment, net. Depreciation expense is based on a straight-line methodology over the estimated useful lives noted below. Given that depreciation is reflected in multiple captions based on the nature of the asset, the adjustment is applicable to the captions as noted below.

	Estimated Useful Life (in years)	Nine months ended September 27, 2025 (in thousands)	Year ended December 31, 2024 (in thousands)
Depreciation expense – Land improvements	7	$304	$406
Depreciation expense – Buildings and leasehold improvements	12 - 22	15,204	20,272
Depreciation expense – Production and other equipment	2 - 7	37,302	49,736
Less: Historical depreciation expense related to property, plant and equipment		(41,977)	(62,068)

Total incremental depreciation expense:		$10,833	$8,346

Pro forma adjustment to Cost of product sales		$8,865	$6,748
Pro forma adjustment to Selling and administrative expenses		668	510
Pro forma adjustment to Research and development expenses		1,300	1,088

n.

Represents the net adjustment to Purchased intangibles amortization of $504 million for the nine months ended September 27, 2025 and $674 million for the year ended December 31, 2024 relating to the estimated fair values of the Intangible assets recognized in the Transaction.

	Estimated Useful Life (in years)	Nine months ended September 27, 2025 (in thousands)	Year ended December 31, 2024 (in thousands)
Amortization on Trade Names	3	$33,500	$44,667
Amortization of Developed Technology	11-12	175,790	234,386
Amortization of Customer Relationships	16	324,141	432,188
Less: Historical Purchased intangibles amortization		(28,975)	(37,148)

Pro forma adjustment to Purchased intangibles amortization		$504,456	$674,093

A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the amount of amortization expense by $53 million for the nine months ended September 27, 2025 and $71 million for the year ended December 31, 2024.

o.

Represents an adjustment of $29 million for the nine months ended September 27, 2025 and an adjustment of $36 million for the year ended December 31, 2024 resulting from the recognition of replacement share-based awards attributable to post-combination services, net of historical share-based compensation that has been reversed. Pro forma share-based compensation expense has been calculated by using the acquisition-date fair value of the Waters replacement awards (the number of BD awards converted to Waters awards using the Exchange Ratio, multiplied by the Waters share price on the Closing Date) less the amount attributed to pre-combination services disclosed in Note 6 – Preliminary Purchase Consideration. Given that share-based compensation expense is reflected in multiple captions based on the nature of the award, the adjustment is applicable to the captions as noted below:

	Nine months ended September 27, 2025 (in thousands)	Year ended December 31, 2024 (in thousands)
Pro forma share-based compensation expense	$3,368	$8,197
Less: Historical share-based compensation expense	(32,250)	(44,000)

Total reduction in share-based compensation expense	$(28,882)	$(35,803)

Pro forma adjustment to Cost of product sales	$(6,045)	$(7,323)
Pro forma adjustment to Selling and administrative expenses	(18,135)	(22,784)
Pro forma adjustment to Research and development expenses	(4,702)	(5,696)

p.

Represents an adjustment for the incremental Interest expense related to the Waters Bridge Facility to reflect the amount as interest expense as of the Closing Date given that the debt is not expected to be drawn. This results in an adjustment of $7 million for the year ended December 31, 2024. As of the date of the Waters Registration Statement, Waters believes that the assumption of no Waters Special Dividend is the most meaningful representation based on current analysis and estimates of Overlap Shareholders as described above. Accordingly, Waters does not expect to replace the Waters Bridge Facility with permanent financing at or before maturity. As a result, no adjustment is needed for the nine months ended September 27, 2025.

q.

Represents an adjustment for the estimated tax impacts of the pro forma adjustments in Provision for income taxes in the unaudited pro forma condensed combined statement of operations by using a blended statutory tax rate of 24% for both the nine months ended September 27, 2025 and the year ended December 31, 2024. This results in an adjustment of $117 million for the nine months ended September 27, 2025 and $222 million for the year ended December 31, 2024.

The total effective tax rate of the combined company could be significantly different depending on the geographical mix of income and other factors following the completion of the Transactions. Because the tax rate used for this pro forma financial information is an estimate, it will likely vary from the actual rate in periods subsequent to the completion of the business combination and those differences may be material.

There is no adjustment related to the tax impact of undistributed earnings included in the unaudited pro forma condensed combined statements of operations as the final transaction structure and chain of ownership has not been determined. Therefore, an adjustment for the potential tax impact is not reasonable and supportable as of the date of the Waters Registration Statement.

NOTE 8 — Earnings per Share

As a result of the adjustments as described above, an adjustment to earnings per share (“EPS”) for the nine months ended September 27, 2025 and for the year ended December 31, 2024 was made to present pro forma basic and diluted weighted average shares of the combined company using the historical weighted average shares of Waters Common Stock outstanding combined with the additional Waters equity awards issued in connection with the Merger. The following table sets forth a reconciliation of the numerators and denominators used to compute pro forma basic and diluted earnings per share:

Pro Forma Basic Weighted-Average Shares	Nine months ended September 27, 2025 (in thousands, except per share data)	Year ended December 31, 2024 (in thousands, except per share data)
Pro forma net income attributable to common shareholders	$196,696	$70,185

Historical weighted-average number of basic common shares	59,496	59,333
Issuance of shares to SpinCo common stock shareholders	38,729	38,729
Impact of Waters RSUs and SARs to replace SpinCo RSUs and SARs	15	15

Pro forma weighted average shares (basic)	98,240	98,077

Pro forma basic EPS	$2.00	$0.72

Pro Forma Diluted Weighted-Average Shares	Nine months ended September 27, 2025 (in thousands, except per share data)	Year ended December 31, 2024 (in thousands, except per share data)
Pro forma net income attributable to common shareholders	$196,696	$70,185

Historical weighted-average number of diluted common shares and equivalents	59,656	59,552
Issuance of shares to SpinCo common stock shareholders	38,729	38,729
Dilutive impact of Waters RSUs and SARs to replace SpinCo RSUs and SARs	47	47

Pro forma weighted average shares (diluted)	98,432	98,328

Pro forma diluted EPS	$2.00	$0.71

NOTE 9 — Additional Presentation to Reflect Possible Waters Special Dividend

As described in Note 2—Basis of Presentation, the number of shares of Waters Common Stock that Waters will issue at the completion of the Transactions may change depending on the nature and extent of shareholders who may be counted as Overlap Shareholders for purposes of determining the Exchange Ratio. The Merger Agreement provides that Waters may declare a Waters Special Dividend to its shareholders in an amount that will depend on the number of shares being issued, but which may range in amount between $0.01 per share and approximately $4.0 billion. In the event that the Exchange Ratio is increased, requiring a Waters Special Dividend, the SpinCo Cash Distribution will also decrease, by up to $2.3 billion.

The extent of the Overlap Shareholders is outside of Waters’ and BD’s control and will not be known until the completion of the Transactions. The grant of the IRS Ruling is at the discretion of the IRS. Waters, BD, and SpinCo can offer no assurance concerning the extent of the Overlap Shareholders at the completion of the Transactions or assurance that the IRS Ruling will be received.

The unaudited pro forma condensed combined financial information and related notes were prepared assuming an illustrative scenario, which represents the amount of Waters common shares that will be exchanged in the Transactions assuming no payment of the Waters Special Dividend based on facts and circumstances existing at the time of the filing of the Waters Registration Statement, including an assumption that the IRS Ruling will be received, assumption as to its contents and an assumption of the extent of the Overlap Shareholders that will exist at Closing.

The additional presentation below gives effect to another possible result that will depend on the extent of the Overlap Shareholders. The possible result below is presented as the “Maximum Special Dividend” (reflecting $4.0 billion cash dividend paid to Waters shareholders upon completion of the Transactions and the incurrence of indebtedness under the Transaction Financing). The Maximum Special Dividend scenario presented below assumes that Waters would fully draw upon the Waters Bridge Facility entered in connection with the Transactions to fund the Waters Special Dividend, resulting in additional financing fees and incremental interest expense. Where the Exchange Ratio increases and requires a Waters Special Dividend of $4.0 billion, the SpinCo Cash Distribution will decrease by $2.3 billion, from $4.0 billion to $1.8 billion. If the Waters Special Dividend is paid, Waters directors participating in the Waters Director Deferred Compensation Plan who have elected to receive fees in Common Stock Units will be kept whole pursuant to the existing anti-dilution provisions in the applicable plan documents. Any such participation will depend upon the amount of the Waters Special Dividend, determinations made by the Compensation Committee of the Waters Board and other facts and circumstances as of the date of the dividend. Given the mechanism to keep Waters directors whole has not been determined, no adjustment has been reflected. Further assessment of impacts to existing agreements and arrangements as a result of the Maximum Bridge Facility Dividend may affect the assumptions set forth.

The following table represents the preliminary estimate of the purchase consideration to be paid in the Transaction under the Maximum Special Dividend scenario:

(in thousands, except per share data)	Illustrative Scenario	Maximum Special Dividend
Estimated number of shares of Waters Common Stock to be issued in the Merger in the illustrative scenario (i)	38,729	38,729
Plus: Incremental number of shares of Waters Common Stock to be issued in the Maximum Special Dividend scenario (ii)	—	17,907

Total estimated number of shares of Waters common stock to be issued in the Merger	38,729	56,636
Waters common stock price	$394.81	$394.81
Less: Impact of Waters Special Dividend on Waters Common Stock per share (per share)(iii)	—	(66.59)

Waters Common Stock price after impact of Waters Special Dividend on Waters price per share (per share)	$394.81	$328.22

Estimated fair value of Waters common stock to be issued	$15,290,477	$18,589,065
Estimated equity consideration related to pre-combination share-based compensation awards	27,199	27,199

Estimated preliminary purchase consideration	$15,317,676	$18,616,264

(i)

For the illustrative scenario, the estimated number of shares of Waters Common Stock to be issued in the Merger was calculated as the product of (a) the estimated number of fully diluted shares of Waters Common Stock immediately prior to the Merger multiplied by (b) the share issuance ratio, as detailed in Note 6 – Preliminary Purchase Consideration.

(ii)

The incremental shares of Waters Common Stock to be issued in the Maximum Special Dividend scenario was calculated based on the terms of the Merger Agreement as the quotient of (c) the Aggregate Cap of $6.25 billion divided by (d) $349.02. The payment of the Maximum Special Dividend of $4.0 billion assumes an Aggregate Adjustment Amount up to the Aggregate Cap of $6.25 billion. The Aggregate Adjustment Amount is calculated based on the product of (e) the amount by which the Exchange Ratio increases, (f) $349.02, and (g) the number of outstanding shares of SpinCo Common Stock outstanding immediately prior to the Effective Time. Noting that the number of incremental shares of Waters Common Stock to be issued is a function of (e) and (g) in the preceding calculation, the incremental shares of Waters Common Stock to be issued in the Maximum Special Dividend scenario is calculated based on the Aggregate Adjustment Amount of $6.25 billion divided by $349.02.

(iii)

Because the payment of the Waters Special Dividend is conditioned on the closing of the Merger, it is anticipated that the market value of Waters Common Stock will decline as a result of the Waters Special Dividend. The estimated Waters Special Dividend per share is derived by the total amount of the Waters Special Dividend (estimated to be $4.0 billion) over the number of Waters common stock issued and outstanding immediately prior to the Effective Time (estimated to be 60 million shares). BD shareholders who receive Waters Common Stock in the Merger will not be entitled to the Waters Special Dividend since the record date for the Waters Special Dividend will be prior to the Effective Time.

The following represents the impact of the Maximum Special Dividend on the unaudited pro forma condensed combined balance sheet as of September 27, 2025. The Incremental Pre-Merger Adjustments and Incremental Transaction Accounting Adjustments reflect the impact of the Maximum Special Dividend scenario compared to the Pre-Merger Adjustments and Transaction Accounting Adjustments calculated in the Illustrative Scenario.

	Illustrative Scenario			Maximum Special Dividend
(in thousands)	Separation and Pre- Merger Adjustments	Transaction Accounting Adjustments	Pro Forma Combined	Incremental Separation and Pre- Merger Adjustments	Note		Incremental Transaction Accounting Adjustments	Note		Pro Forma Combined
Cash and cash equivalents	$(5,067)	$(87,413)	$440,367	$2,250,000	9	(a)	$(2,206,800)	9	(c)	$483,567
Other current assets	—	(5,506)	261,896	—			—			261,896
Goodwill	—	8,658,853	10,893,228	—			1,048,588	9	(e)	11,941,816
Short-term debt	3,495,567	4,433	3,500,336	—			1,785,989	9	(d)	5,286,325
Other current liabilities	—	(25,863)	286,220	4,000,000	9	(b)	(4,000,000)	9	(c)	286,220
Long-term debt	499,366	634	1,447,549	—			—			1,447,549
Common stock	—	387	2,018	—			179	9	(f)	2,197
Additional paid-in capital	—	15,317,289	17,713,766	—			3,298,409	9	(f)	21,012,175
Retained earnings	—	(56,462)	10,149,608	(4,000,000)	9	(b)	7,211	9	(d)	6,156,819
Net parent investment	(3,943,173)	883,168	—	2,250,000	9	(a)	(2,250,000)	9	(f)	—

The following represents the impact of the Maximum Special Dividend on the unaudited pro forma condensed combined statement of operations for the nine months ended September 27, 2025.

	Illustrative Scenario			Maximum Special Dividend
(in thousands)	Pre-Merger Adjustments	Transaction Accounting Adjustments	Pro Forma Combined	Incremental Pre-Merger Adjustments	Note	Incremental Transaction Accounting Adjustments	Note		Pro Forma Combined
Operating income	$—	$(486,407)	$389,942	$—		$—			$389,942
Other expense, net	—	—	(15,723)	—		—			(15,723)
Interest expense	(166,358)	—	(221,677)	—		(86,012)	9	(d)	(307,689)
Interest income	—	—	14,871	—		—			14,871

Income (loss) before income taxes	(166,358)	(486,407)	167,413	—		(86,012)			81,401
Provision for income taxes	(39,926)	(116,738)	(29,283)	—		(20,643)	9	(g)	(49,926)

Net income	(126,432)	(369,669)	196,696	—		(65,369)			131,327

Net income per basic common share			$2.00						$1.13
Weighted-average number of basic common shares Basic			98,240						116,132
Net income per diluted common share			$2.00						$1.13
Weighted-average number of diluted common shares and equivalents			98,432						116,292

The following represents the impact of the Maximum Special Dividend on the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024.

	Illustrative Scenario			Maximum Special Dividend
(in thousands)	Pre-Merger Adjustments	Transaction Accounting Adjustments	Pro Forma Combined	Incremental Pre-Merger Adjustments	Note	Incremental Transaction Accounting Adjustments	Note		Pro Forma Combined
Operating income	$—	$(935,187)	$261,827	$—		$—			$261,827
Other expense, net	—	—	(5,215)	—		—			(5,215)
Interest expense	(221,882)	(7,211)	(318,774)	—		(107,471)	9	(d)	(426,245)
Interest income	—	—	19,100	—		—			19,100

Income (loss) before income taxes	(221,882)	(942,398)	(43,062)	—		(107,471)			(150,533)
Benefit for income taxes	(53,252)	(222,166)	(113,247)	—		(25,793)	9	(g)	(139,040)

Net income (loss)	$(168,630)	$(720,232)	$70,185	$—		$(81,678)			$(11,493)

Net income (loss) per basic common share			$0.72						$(0.10)
Weighted-average number of basic common shares Basic			98,077						115,984
Net income (loss) per diluted common share			$0.71						$(0.10)
Weighted-average number of diluted common shares and equivalents(1)			98,328						115,984

(1)

There was no difference in the weighted average number of common shares used for the calculation of pro forma basic and diluted loss per share in the Maximum Special Dividend scenario as the effect of all potentially dilutive shares outstanding would have been anti-dilutive.

Incremental Pre-Merger Adjustments

a.

The SpinCo Cash Distribution decreases from $4.0 billion to $1.8 billion. However, SpinCo will continue to draw the entirety of the $4.0 billion SpinCo Financing and use the remainder of the funds to pay the Waters Special Dividend as further described below. The change to the SpinCo Cash Distribution results in the following incremental adjustments:

Cash and cash equivalents

While the SpinCo Cash Distribution is decreased to $1.8 billion, SpinCo will still draw the entirety of the $4.0 billion SpinCo Financing. Therefore, Cash and cash equivalents reflects an incremental adjustment of $2.3 billion as of September 27, 2025 to include the cash retained by SpinCo from the SpinCo Financing.

Net parent investment

As SpinCo pays only $1.8 billion for the reduced SpinCo Cash Distribution, the adjustment to Net parent investment is reduced by $2.3 billion as compared to the illustrative scenario as of September 27, 2025.

b.

The Waters Special Dividend is declared prior to the Merger, but is not paid until after the Merger, when the requisite cash is obtained from the funds SpinCo retains from the SpinCo Financing. This results in the following incremental adjustments:

Other current liabilities

An incremental adjustment is made to increase Other current liabilities to reflect a dividend payable of $4.0 billion for Waters based on the dividend declared but not yet paid.

Retained earnings

As a result of the divided declaration, an incremental adjustment is reflected to decrease Retained earnings by $4.0 billion.

Incremental Transaction Accounting Adjustments

c.

Waters will draw $1.8 billion from the Waters Bridge Facility to fund, in part, the Waters Special Dividend of $4.0 billion. The remaining portion of the Waters Special Dividend will be paid from the excess cash from SpinCo’s draw on the SpinCo Financing that is acquired in the Merger. The payment of the Waters Special Dividend through these funds results in the following incremental adjustments:

Cash and cash equivalents

Waters will draw $1.8 billion from the Waters Bridge Facility to fund, in part, the Waters Special Dividend of $4.0 billion. The remaining portion of the Waters Special Dividend will be paid from the excess cash from the SpinCo’s draw on the SpinCo Financing that is acquired in the Merger. The proceeds of $1.8 billion from the Waters Bridge Facility is offset by the payment of the Waters Special Dividend of $4.0 billion, resulting in a net decrease to Cash and cash equivalents of $2.2 billion. Further, the draw of Waters Bridge Facility increases financing fees for incremental contingent fees that are incurred upon the draw, resulting in a further decrease to cash of $7 million for Waters’ payment of the fees. The Waters Bridge Facility, therefore, results in a decrease to Cash and cash equivalents of $2.2 billion as of September 27, 2025.

Other current liabilities

The payment of $4.0 billion for the Waters Special Dividend as described above extinguishes the previously recorded dividend liability, resulting in a $4.0 billion adjustment to reduce Other current liabilities.

d.	The draw of the Waters Bridge Facility will also result in the following incremental adjustments related to the resulting debt accounting:

Short-term debt

As the Waters Bridge Facility is drawn in the Maximum Special Dividend scenario, an incremental adjustment is made to Short-term debt to reflect the debt proceeds of $1.8 billion, net of $14 million of debt issuance and financing fees incurred upon the draw of the Waters Bridge Facility. This results in a net incremental adjustment to Short-term debt of $1.8 billion as of September 27, 2025. This obligation is classified as Short-term debt based on its term of one year. Waters expects to replace this debt with permanent financing at or before maturity.

Retained earnings

The illustrative scenario assumed that the Waters Bridge Facility would not be drawn and therefore reflected an adjustment of $7 million to Retained earnings for debt issuance and financing fees recognized as interest expense upon the extinguishment of the debt commitments. However, upon the draw of the Waters Bridge Facility in the Maximum Special Dividend scenario, all such costs are included in the carrying value of the debt. Therefore, an adjustment increases Retained earnings by $7 million to reverse the impact of the expense recognition in the illustrative scenario.

Interest expense

In the illustrative scenario, $7 million of interest expense for the year ended December 31, 2024 was reflected related to the debt issuance costs and financing fees for the undrawn Waters Bridge Facility extinguished as of the Closing Date. As the Waters Bridge Facility is drawn in the Maximum Special Dividend scenario, interest expense is calculated under the effective interest method resulting in interest of $86 million for the nine months ended September 27, 2025 and $114 million for the year ended December 31, 2024. Therefore, an incremental adjustment increases Interest expense by $86 million for the nine months ended September 27, 2025 and $107 million for the year ended December 31, 2024. Although the term of the Waters Bridge Facility is only one year, Waters expects to replace this debt with permanent financing at or before maturity under the Maximum Special Dividend scenario. As a result, the adjustment to record interest expense assumes the Waters Bridge Loan was outstanding for the nine months ended September 27, 2025 and for the entire year ended December 31, 2024. A sensitivity analysis has been performed to consider the effect of a change of 0.125% to the interest rate would have on Interest expense. A 0.125% increase or decrease in interest rates would result in a change in Interest expense of approximately $2 million for the nine months ended September 27, 2025 and $2 million for the year ended December 31, 2024.

e.	Goodwill

As a result of the changes to purchase consideration and the changes in net assets acquired based on prior incremental adjustments, each as described above, an incremental adjustment of $1.0 billion to Goodwill is reflected as of September 27, 2025.

f.	Given the changes in purchase price and the adjustment to Net parent investment, each as described above, incremental adjustments are reflected for Stockholders’ equity as noted below:

Common stock and Additional paid-in capital

The incremental Waters common stock to be issued in the Maximum Special Dividend scenario results in an incremental adjustment to Common stock of an immaterial amount and to Additional paid-in capital of $3.3 billion, both as of September 27, 2025.

Net parent investment

Noting the reduced adjustment to Net parent investment of $2.3 billion in the pre-Merger adjustments resulting from the decreased SpinCo Cash Distribution, an incremental offsetting adjustment of $2.3 billion is recorded as part of the transaction accounting adjustments to fully eliminate the historical equity of the BDS Business.

g.	Provision for income taxes

As a result of the incremental Interest expense for the Waters Bridge Facility noted above, an incremental adjustment is recorded in Provision for income taxes of $21 million for the nine months ended September 27, 2025 and $26 million for the year ended December 31, 2024. The amount was calculated using a blended statutory tax rate of 24% for both the nine months ended September 27, 2025 and the year ended December 31, 2024.

The total effective tax rate of the combined company could be significantly different depending on the post-acquisition geographical mix of income and other factors. Because the tax rate used for this pro forma financial information is an estimate, it will likely vary from the actual rate in periods subsequent to the completion of the business combination and those differences may be material.